Exhibit (h)(2)(c)

AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

The Administrative Services Agreement effective as of the 1st day of May, 2002 by and between THE DREYFUS CORPORATION and MODERN WOODMEN OF AMERICA is hereby amended as follows:

1.              Schedule A is deleted in its entirety and replaced with a new Schedule A, attached hereto.

IN WITNESS WHEREOF, this Amendment  has been executed as of this 30th day of April, 2007 by a duly authorized officer of each party.

MODERN WOODMEN OF AMERICA

By:	/s/ W. Kenny Massey
Name:	W. Kenny Massey
Title:	President
Date:	April 26, 2007

THE DREYFUS CORPORATION

By:	/s/ Gary R. Pierce
Name:	Gary R. Pierce
Title:	Controller
Date:	May 4, 2007

SCHEDULE A

Fund Name	Share Class	Fee at an Annual Rate as a Percentage of the Average Daily Net Asset Value of Fund Shares (held on Behalf of Client Customers)
Dreyfus Variable Investment Fund
Appreciation Portfolio	Initial	0.20%
Developing Leaders Portfolio	Initial	0.20%
Growth and Income Portfolio	Initial	0.20%
International Equity Portfolio	Initial	0.20%

The Dreyfus Socially Responsible Growth Fund, Inc.	Service	0.05%